As filed with the Securities and Exchange Commission on May 26 2020

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANOFI

(Exact name of Registrant as specified in its charter)

Republic of France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

54, rue La Boétie

75008 Paris

France

(Address of Registrant’s principal executive offices)

ACTION 2020 SHAREHOLDING PLAN

(Full title of the plan)

Thierry Vernier

Vice President and Chief Financial Officer

Sanofi U.S. Services Inc.

55 Corporate Drive

Bridgewater, New Jersey 08807

Tel. No. +1 (908) 981-5000

(Name, address and telephone number of agent for service)

Copies to:

Sami Toutounji

Shearman & Sterling LLP

7 rue Jacques Bingen

75017 Paris, France

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares,nominal value €2.00 per share(1)	500,000(2)	$75.68(3)	$37,840,000(3)	$4,911.63(4)

(1)

American Depositary Receipts evidencing American Depositary Shares issuable upon request after expiration of the five-year lock-up period on deposit of the Ordinary Shares, nominal value €2.00 per Share (“Ordinary Shares”), have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-192032).

(2)

This Registration Statement covers up to 600,000 Ordinary Shares that may be sold to eligible employees under the Action 2020 Shareholding Plan (the “Plan”). The amount being registered also includes an indeterminate number of shares of Ordinary Shares, which may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in each case in accordance with Rule 416, under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon a 20% discount from the average of the high and low prices of the Registrant’s Ordinary Shares on Euronext Paris on May 21, 2020 and converted at the noon buying rate of€1.00=$1.0816 on May 15, 2020. The 20% discount represents the discount on the “Reference Price” offered to Participants pursuant to the Plan.

(4)

Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $4,911.63, representing a portion of the dollar amount of the filing fee previously paid by the Registrant that corresponds to unsold shares registered pursuant to its Registration Statement on Form S-8 (Registration No. 333-218099) filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2017 and subsequently deregistered by a Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed with the Commission on May 15, 2018.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

EXPLANATORY NOTE

The Registrant would like to draw attention to the risks and uncertainties related to the impact that COVID-19 will have on the Registrant, its customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on its employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact the Registrant. This situation is changing rapidly and additional impacts may arise of which the Registrant is not currently aware and may exacerbate the risks and uncertainties discussed or identified in the public filings with the Securities and Exchange Commission (the “Commission”) made by the Registrant, including those listed under “Risk Factor” and “Cautionary Statement Regarding Forward-Looking Statements” in the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019, as filed with the Commission on March 5, 2020 (the “Form 20-F”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such document incorporated by reference. Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements:

(a)	The Form 20-F (Commission file No. 001-31368);

(b)

The Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on the following dates: January 23, 2020, February 3, 2020, February 25, 2020, March 6, 2020, March 30, 2020, April 2, 2020, April 7, 2020, April 15, 2020, April 20, 2020, April 29, 2020, May 7, 2020, May 14, 2020, May 22, 2020, May 26, 2020 (Commission file No. 001-31368).

(c)

The description of the Registrant’s ordinary shares, nominal value €2 per share, set forth under the captions “A. Share Capital” and “B. Memorandum and Articles of Association” in Item 10 and the description of the Registrant’s American depositary shares set forth under the caption “D. American Depositary Shares” in Item 12 of the Form 20-F (Commission file No. 001-31368).

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Alexandra Roger, Head of Securities Law and Capital Markets at the Registrant, has given her opinion about certain legal matters affecting the securities registered under this Registration Statement. Ms. Roger owns, or may have the right to acquire, the Registrant’s Ordinary Shares and/or American Depository Shares.

2

Item 6. Indemnification of Directors and Officers.

The French Commercial Code prohibits provisions of corporate articles of associations that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the Director may be reimbursed for those fees and costs pursuant to an indemnification arrangement.

Under French law a company may purchase directors and officers insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. Sanofi has purchased insurance for all of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of association (statuts) of Sanofi, dated February 5, 2020 (incorporated herein by reference to Exhibit 1.1 of the Form 20-F (Commission file No. 001-31368).

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and JPMorgan Chase Bank, N.A., as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-192032) relating to American Depositary Shares, filed with the Commission on October 31, 2013 and made effective on the same date, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on February 13, 2015).

4.3	Rules of the Sanofi-Aventis Group Savings Plan, of which the Action 2020 Shareholding Plan forms a part (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 (Registration No. 333-129554) filed with the Commission on November 8, 2005).

5.1*	Opinion of Alexandra Roger regarding the validity of the Registrant’s ordinary shares being registered.

23.1*	Consent of PricewaterhouseCoopers Audit.

23.2*	Consent of Ernst & Young et Autres

23.3*	Consent of Alexandra Roger (included in Exhibit 5 above).

24*	Power of Attorney (included on the signature page).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Sanofi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France on May 26, 2020.

SANOFI

By:	/s/ Paul Hudson
Name:	Paul Hudson
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Hudson, Jean-Baptiste Chasseloup de Chatillon and Karen Linehan, and each of them severally, his true and lawful attorney or attorneys, with power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities, the registration statement on Form S-8 (the “Registration Statement”) to be filed by Sanofi (the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) in connection with the Action 2020 Shareholding Plan, and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and any registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which relates to the Registration Statement, and to file any of the same with the Commission. Each of said attorneys shall have power to act with or without the others, and shall have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed this Power of Attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities effective as of May 26, 2020.

Signature:	Title:

/s/ Serge Weinberg	Chairman of the Board of Directors
Serge Weinberg

/s/ Paul Hudson	Chief Executive Officer and Director (Principal Executive Officer)
Paul Hudson

/s/ Jean-Baptiste Chasseloup de Chatillon	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Jean-Baptiste Chasseloup de Chatillon

/s/ Hervé Cardelli	Head of Consolidation and Statutory Reporting (Principal Accounting Officer)
Hervé Cardelli

/s/ Laurent Attal	Director
Laurent Attal

/s/ Patrick Kron	Director
Patrick Kron

/s/ Fabienne Lecorvaisier	Director
Fabienne Lecorvaisier

Director
Rachel Duan

/s/ Christophe Babule	Director
Christophe Babule

/s/ Carole Piwnica	Director
Carole Piwnica

Director
Diane Souza

Director
Thomas Südhof

/s/ Melanie Lee	Director
Melanie Lee

/s/ Bernard Charlès	Director
Bernard Charlès

Director
Marion Palme

/s/ Christian Senectaire	Director
Christian Senectaire

/s/ Thierry Vernier	Authorized Representative in the United States
Thierry Vernier